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                                                                    Exhibit 4.5


THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 NOR UNDER ANY STATE SECURITIES LAW AND MAY NOT BE PLEDGED, SOLD, ASSIGNED OR TRANSFERRED UNTIL
(i) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT OF 1933 AND ANY APPLICABLE STATE SECURITIES LAW OR (ii) THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE COMPANY THAT SUCH NOTE MAY BE PLEDGED, SOLD, ASSIGNED OR TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE SECURITIES LAWS.

                               LINKON CORPORATION

                                 PROMISSORY NOTE

$ 300,000.00                                                  New York, New York
                                                                December 9, 1998


         FOR VALUE RECEIVED, the undersigned, Linkon Corporation (hereinafter referred to as "Maker"), a Nevada corporation, having offices at 140 Sherman Avenue, Fairfield, CT 06430, hereby promises to pay to the order of Woodland Partners, having principle offices at 68 Wheatley Road, Brookville, NY 11545, or registered assigns, (the "Holder"), the principal amount of Three Hundred Thousand Dollars ($ 300,000.00), in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public or private debts, together with interest on the unpaid balance of said principal amount from time to time outstanding at the rate of ten percent (10%) per annum from the date hereof until the Maturity Date (as defined below), in like coin and currency; provided, however, that if this note is not paid in full on or before the Maturity Date, interest shall accrue on the outstanding principal of and interest on this Note from the Maturity Date up to and including the date of payment at a rate of fifteen percent (15%) per annum (the "Default Rate"). Payment of principal shall be made six months from the date of this Note (the "Maturity Date"). Payment of interest accrued on the unpaid principal balance hereof shall be made on the Maturity Date. Payments of principal and interest are to be made at the address of the Holder designated above or at such other place as the Holder shall have notified the Company in writing at least five (5) days before such payment is due.

1. Maker shall have the right to prepay in part or in full, without penalty, this promissory note (together with accrued interest to the date of prepayment on the amount of principal thus prepaid) at any time or from time to time.

2. Except as set forth herein, Maker waives presentment, demand and presentation for payment, notice of nonpayment and dishonor, protest and notice of protest and expressly agrees that this promissory note or any payment hereunder may be extended from time to time without in any way affecting the liability of the Maker.

3.       Events of Default:

         a) Any of the following events shall constitute an Event of Default hereunder:

                  i) Maker shall fail to make any payment of principal or interest upon an Event of Default due under this note on (i) the applicable payment date therefor or (ii) at the Maturity Date; and in each such case such failure shall not be remedied within five (5) days; or

                  ii) Maker shall: (i) make an assignment for the benefit of creditors; or (ii) commence (as the debtor)
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                           a case in bankruptcy or any proceedings under any
                           other insolvency law; or

                  iii) A case in bankruptcy or any proceedings under any other insolvency law shall be commenced against Maker (as the debtor) and: (i) a Court having jurisdiction in the premises enters an order for relief against Maker (as the debtor); (ii) the case or proceeding remains undismissed for ninety days; or (iii) Maker admits or consents to the material allegations against it in any such case or proceeding; or

                  iv) A trustee, receiver, agent or custodian (however named) is appointed or authorized to take charge of substantially all of the property of Maker for the purpose of enforcing a lien against such property or for the purpose of general administration of such property.

         b) Maker immediately shall give Holder notice of the occurrence of any matter referred to in Section 3(ii), 3(iii) or 3(iv) hereof, but the failure to give such notice shall not affect in any manner Holder's rights hereunder. At any time while a default or an Event of Default is continuing, Holder may declare the principal of and interest accrued on this note in connection with an Event of Default, if any, to be forthwith immediately due and payable, without diligence, notice, presentment, demand or protest, all of which are hereby expressly waived by the Maker ("Acceleration of Payment").

4. Suits for Enforcement and Remedies: If there shall be any Acceleration of Payment, or if Maker otherwise shall fail to pay the unpaid principal amount hereof or interest thereon, Holder may proceed to enforce the payment of this note, or to enforce any other legal or equitable right of Holder. No right or remedy herein or in any other agreement or instrument conferred upon Holder is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

5.       Miscellaneous:

         a) Maker represents that it has full power, authority and legal right to execute and deliver this note and that the obligation to make the payment provided for in this note is absolute and unconditional.

         b) Maker agrees to pay all costs of collection of any amount due hereunder when incurred, including, without limitation, reasonable attorney's fees and expenses. Such costs shall be added to the principal balance then due. No forbearance, indulgence, delay or failure to exercise any right or remedy with respect to this note shall operate as a waiver, nor as an acquiescence in any default, nor shall any single or partial exercise thereof or the exercise of any other right or remedy.

         c) This note may not be modified, changed, terminated or discharged orally, but only in writing duly executed by Holder.

         d) The headings of the various paragraphs of this note are for convenience or reference only and shall in no way modify any of the terms or provisions of this note.


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         e)       Any notice required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or two days after being mailed certified or registered mail, to the address of the parties as set forth in the preamble to this note or at such other address as the intended recipient shall have given to the other party hereto pursuant to the provisions hereof.

         f) This note and the obligations of Maker and the rights of Holder hereunder, shall be governed by and construed in accordance with the laws of the State of New York, applicable to contracts made and to be performed entirely within such State. The Maker hereby irrevocably consents to the jurisdiction of the courts of the State of New York and of any Federal courts located in such state in connection with any action or proceeding arising out of or relevancy to this Note.

         g) This Note shall be binding upon the successors and permitted assigns of the Maker, and shall inure to the benefit of the successors and assigns of Holder. If any term of this note shall be held invalid or unenforceable, the validity of the other terms and provisions hereof shall in no way be affected thereby.

         IN WITNESS WHEREOF, Maker has executed this promissory note on this 9th day of December, 1998.


                                            LINKON CORPORATION


                                            BY: /s/ Lee Hill
                                                    Lee Hill
                                                    Chief Executive Officer